Exhibit 99.1

Media Contact:
Steve Sabicer
714-907-6264
ssabicer@thesabicergroup.com

Investor Contact:
Susan Morrison
858-366-6900 x7005
IR@tandemdiabetes.com

FOR IMMEDIATE RELEASE
Tandem Diabetes Care Announces Fourth Quarter and Full Year 2019 Financial Results
and 2020 Financial Guidance
San Diego, February 24, 2020 - Tandem Diabetes Care, Inc. (NASDAQ: TNDM), a leading insulin delivery and diabetes technology company, today reported its financial results for the quarter and year ended December 31, 2019 and financial guidance for the year ending December 31, 2020.

In comparing the year ended December 31, 2019 to the same period of 2018:

•	Worldwide pump shipments increased 113 percent to 73,431 pumps from 34,493 pumps

•	Sales increased 97 percent to $362.3 million from $183.9 million

•	Gross margin increased 5 points to 54 percent of sales from 49 percent

•	Adjusted EBITDA (see "Non-GAAP Financial Measures" below) improved to 13 percent of sales from negative 8 percent of sales

In comparing the fourth quarter of 2019 to the same period of 2018:

•	Worldwide pump shipments increased 21 percent to 19,602 pumps from 16,168 pumps

•	Sales increased 42 percent to $108.4 million from $76.2 million

•	Gross margin improved 1 point to 56 percent of sales from 55 percent

•	Adjusted EBITDA improved to 21 percent of sales from 16 percent of sales

“In 2019, we more than doubled our year-over-year shipments, primarily based on the strength of our Basal-IQ technology adoption.  We also pioneered two new device categories with the FDA and received clearance for t:slim X2 with Control-IQ technology, the most advanced automated insulin delivery system available,” said John Sheridan, president and chief executive officer. “As we look to the year ahead, we'll be working to bring the benefits of our t:slim X2 systems to more people with diabetes worldwide, while advancing our robust product pipeline, furthering our scalability efforts and driving the Company to sustained profitable growth.”

Full Year 2019 Results

Domestic pump shipments increased 78 percent to 53,735 pumps from 30,205 pumps in the same period of 2018. Domestic sales were $302.1 million, or an increase of 73 percent compared to $174.2 million for the year ended 2018. International operations commenced in the third quarter of 2018. International pump shipments increased 359 percent to 19,696 pumps in 2019 from 4,288 pumps in 2018. International sales were $60.2 million, or an increase of 522 percent compared to $9.7 million in 2018.

Gross profit for the year ended 2019 increased 116 percent to $194.2 million, compared to $89.8 million in 2018. This included a non-cash charge of $6.4 million, or 2 percent of sales, for stock-based compensation for the year ended 2019, compared to $2.6 million, or 1 percent sales, for the comparable period of 2018. Gross margin was 54 percent, compared to 49 percent in the same period of 2018.

Exhibit 99.1

For the year ended 2019, operating expenses totaled $210.9 million compared to $134.5 million for the same period of 2018. Operating expenses included a non-cash charge for stock-based compensation of $51.7 million, compared to stock-based compensation of $21.2 million for the same period of 2018. Operating loss totaled $16.7 million compared to $44.6 million for the same period of 2018. Operating margin for the year ended 2019 improved to negative 5 percent compared to negative 24 percent for the same period of 2018. For the year ended 2019, adjusted EBITDA was $47.4 million, or 13 percent of sales, compared to negative $15.1 million, or negative 8 percent of sales, for the same period of 2018.

Net loss for the year ended 2019 was $24.8 million, which included non-cash charges of $58.1 million for stock-based compensation and $11.1 million for the change in fair value of certain outstanding warrants. This compares to a net loss of $122.6 million for the year ended 2018, which included non-cash charges of $23.7 million for stock-based compensation and $66.5 million for the change in fair value of certain outstanding warrants at that time, as well as a $5.3 million charge associated with the full repayment of the Company’s term loan agreement in August 2018.

Fourth Quarter 2019 Financial Results

Domestic pump shipments increased 35 percent to 17,453 pumps in the fourth quarter of 2019 from 12,935 pumps in the same period of 2018. Domestic sales were $98.2 million, or an increase of 42 percent compared to $69.1 million in the fourth quarter of 2018. International pump shipments decreased 34 percent to 2,149 pumps in the fourth quarter of 2019 from 3,233 pumps in the same period of 2018. International sales were $10.2 million, or an increase of 43 percent compared to $7.1 million in the fourth quarter of 2018.

Gross profit for the fourth quarter of 2019 increased 45 percent to $60.3 million, compared to $41.5 million for the same period of 2018. Gross margin was 56 percent, compared to 55 percent in the same period of 2018. These included a non-cash stock-based compensation charge of $2.2 million in the fourth quarter of 2019 compared to $1.5 million for the same period of 2018, or 2 percent of sales in both periods.

For the fourth quarter of 2019, operating expenses totaled $58.1 million, compared to $41.0 million for the same period of 2018. Operating expenses included a non-cash charge for stock-based compensation of $16.4 million, compared to stock-based compensation of $8.9 million for the same period of 2018. Operating income totaled $2.1 million, compared to $0.6 million for the same period of 2018. Operating margin for the fourth quarter of 2019 was 2 percent compared to 1 percent for the same period of 2018. For the fourth quarter of 2019, adjusted EBITDA was $22.5 million, or 21 percent of sales, compared to $12.3 million, or 16 percent of sales, for the same period of 2018.

Net income for the fourth quarter of 2019 was $2.7 million, which included non-cash charges of $18.7 million for stock-based compensation and $0.2 million for the change in fair value of certain outstanding warrants. This compared to net income of $3.7 million for the fourth quarter of 2018, which included a $10.3 million non-cash charge for stock-based compensation and a $2.5 million non-cash gain for the change in fair value of certain warrants outstanding at that time.

Cash Balance and Liquidity

As of December 31, 2019, the Company had $176.5 million in cash, cash equivalents and short-term investments. This represents a $19.5 million increase in the fourth quarter of 2019 and a $47.4 million increase since December 31, 2018.

2020 Annual Guidance

For the year ending December 31, 2020, the Company is providing its financial guidance as follows:

•	Sales are estimated to be in the range of $450 million to $465 million, which represents an annual sales growth of 24 percent to 28 percent compared to 2019

◦	Includes international sales of approximately $70 million to $75 million

•	Gross margin is estimated to be approximately 54 percent

•	Adjusted EBITDA is estimated to be 12 percent to 14 percent

•	Non-cash charges included in cost of goods sold and operating expenses are estimated to be approximately $60 million, which include:

◦	Approximately $50 million in non-cash, stock-based compensation expense

◦	Approximately $10 million of depreciation and amortization

Exhibit 99.1

Non-GAAP Financial Measures

Certain non-GAAP financial measures are presented in this press release, including adjusted EBITDA, to provide information that may assist investors in understanding the Company's financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the GAAP financial measures to the most directly comparable non-GAAP financial measures has been provided under the heading "Reconciliation of GAAP versus Non-GAAP Financial Results" in the financial statement tables attached to this press release. Consistent with SEC regulations, we have not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that we may make to our GAAP financial measures in calculating our non-GAAP financial measures.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Events & Presentations tab in the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "4065427".

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. The Company takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem’s flagship product, the t:slim X2 insulin pump, is capable of remote software updates using a personal computer and features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Tandem Diabetes Care is a registered trademark and t:slim X2 and Control-IQ are trademarks of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.
Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.
Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Exhibit 99.1

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements include statements regarding, among other things, the Company’s projected financial results and the Company’s ability make pipeline advancements, scale operations and drive towards sustained profitable growth. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, the Company’s ability to achieve projected financial results, including its sales and profitability goals, will be impacted by the Company’s ability to obtain regulatory approvals for new products and products under development and the timing of any such approvals; market acceptance of the Company’s existing products and products under development by physicians and people with diabetes; the Company’s ability to establish and sustain operations to support international sales, including expansion into additional geographies; the Company’s ability to meet increasing operational and infrastructure requirements from higher customer interest and a larger base of existing customers; and the potential that newer products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render the Company’s products obsolete or less desirable. Other risks and uncertainties include the Company’s ability to manufacture products at quantities at higher volumes at an acceptable cost and in accordance with quality requirements; the Company’s ability to contract with third-party payors for reimbursement of the Company’s products; and other risks identified in the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other documents that the Company files with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

# # #

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents and short-term investments	$176,458	$129,027
Accounts receivable, net	46,585	35,193
Inventories, net	49,073	19,896
Other current assets	4,025	3,769
Total current assets	276,141	187,885

Property and equipment, net	32,923	17,151
Operating lease right-of-use assets	15,561	—
Other long term assets	1,485	1,258
Total assets	$326,110	$206,294
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and employee-related liabilities	$54,079	$34,784
Deferred revenue	3,869	4,600
Common stock warrants	23,509	17,926
Operating lease liabilities	6,320	—
Other current liabilities	11,619	8,978
Total current liabilities	99,396	66,288

Operating lease liabilities - long-term	14,063	—
Other long-term liabilities	17,672	8,731
Total liabilities	131,131	75,019

Total stockholders’ equity	194,979	131,275
Total liabilities and stockholders’ equity	$326,110	$206,294

Exhibit 99.1

TANDEM DIABETES CARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Sales	$108,398	$76,199	$362,305	$183,866
Cost of sales	48,126	34,664	168,093	94,044
Gross profit	60,272	41,535	194,212	89,822
Operating expenses:
Selling, general and administrative	45,561	32,178	165,735	105,226
Research and development	12,567	8,797	45,199	29,227
Total operating expenses	58,128	40,975	210,934	134,453
Operating income (loss)	2,144	560	(16,722)	(44,631)
Total other income (expense), net	585	3,177	(7,882)	(77,929)
Income (loss) before income taxes	2,729	3,737	(24,604)	(122,560)
Income tax expense	77	51	149	51
Net income (loss)	$2,652	$3,686	$(24,753)	$(122,611)
Net income (loss) per share, basic	$0.04	$0.06	$(0.42)	$(2.55)
Net income (loss) per share, diluted	$0.04	$0.02	$(0.42)	$(2.55)
Weighted average shares used to compute basic net income (loss) per share	59,219	57,434	58,507	48,129
Weighted average shares used to compute diluted net income (loss) per share	62,883	60,874	58,507	48,129

Exhibit 99.1

Reconciliation of GAAP versus Non-GAAP Financial Results

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net income (loss)	$2,652	$3,687	$(24,753)	$(122,611)
Income tax expense	77	51	149	51
Change in fair value of stock warrants	226	(2,548)	11,075	66,494
Other (income) expense, net(1)	(811)	(630)	(3,194)	11,435
Depreciation and amortization	1,643	1,467	6,072	5,821
EBITDA	3,787	2,027	(10,651)	(38,810)
Stock-based compensation expense	18,684	10,309	58,071	23,736
Adjusted EBITDA	$22,471	$12,336	$47,420	$(15,074)

(1)	Includes $5.3 million loss on extinguishment of debt for the year ended December 31, 2018.